BLIMPIE INTERNATIONAL, INC.

                          OMNIBUS STOCK INCENTIVE PLAN(1)

                                    ARTICLE I

                                   DEFINITIONS

1.01. Agreement means a written agreement between the Company and a Participant or any written instrument issued by the Company to a Participant (including any amendment or supplement thereto) specifying the terms and conditions of an award of Restricted Shares or Performance Shares or a grant of an Option or SAR made to such Participant.

1.02. Board means the Board of Directors of the Company.

1.03. Code means the Internal Revenue Code of 1986, as amended.

1.04. Committee means the Compensation Committee of the Board, consisting solely of not less than two non-employee directors who have been appointed to administer the Plan.

1.05. Common Stock means the Company's common stock, $.01 par value.

1.06. Company means Blimpie International, Inc.

1.07. Corresponding SAR means a SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.08. Date of Exercise means (i) with respect to an Option, the date that the Option price is received by, and (ii) with respect to a SAR, the date that the notice of exercise is received by, the Company.

1.09. Fair Market Value of the Common Stock shall be the mean between the following prices, as applicable, for the date as of which fair market value is to be determined, as quoted in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely upon): (a) if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing for such date, (b) if the Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Common Stock

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      1   As amended by the Board of Directors on October 7, 1996.
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for such date on (or on any composite index including) the principal United
States securities exchange registered under the Exchange Act on which the Common Stock is listed, or (c) if the Common Stock is not listed on any such exchange, the highest and lowest sales prices per share of the Common Stock for such date on the Nasdaq Stock Market or any successor thereto ("Nasdaq"). If there are no such sale price quotations for the date as of which fair market value is to be determined, but there are such sale price quotations within a reasonable period both before and after such date, then fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales prices per share of the Common Stock as so quoted on the nearest date before and the nearest date after the date as of which fair market value is to be determined. The average should be weighted inversely by the respective numbers of trading days between the selling dates and the date as of which fair market value is to be determined. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which fair market value is to be determined, then fair market value of the Common Stock shall be the mean between the bona fide bid and asked prices per share of Common Stock as so quoted for such date on Nasdaq, or if none, the weighted average of the means between such bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which fair market value is to be determined, if both such dates are within a reasonable period. The average is to be determined in the manner described above in this paragraph. If the fair market value of the Common Stock cannot be determined on the basis previously set forth in this paragraph on the date as of which fair market value is to be determined, the Committee shall in good faith determine the fair market value of the Common Stock on such date. Fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

1.10 Incentive Stock Option shall have the meaning given to it by Section 422 of the Code.

1.11. Initial Value means, with respect to a SAR, the Fair Market Value of one share of Common Stock on the date of grant, as set forth in an Agreement.

1.12 Involuntary Termination means a Termination of Employment for a reason other than death, Retirement, Total Disability or voluntary resignation.

1.13 Nonstatutory Option means any Option granted by the Company pursuant to this Plan which is not an Incentive Stock Option.

1.14. Option means any stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.15. Participant means an employee of the Company, or of a Subsidiary, including


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an employee who is a member of the Board, or a non-employee director, and any other person who satisfies the requirements of Article IV and is selected by the Committee or by the Board to receive a Restricted Share or Performance Share award, an Option, a SAR, or a combination thereof.

1.16 Performance Period means an accounting period of the Company or a Subsidiary of not less than one year, as determined by the Committee in its discretion.

1.17. Performance Share means an award, expressed in dollars or shares of Common Stock, granted to a Participant with respect to a Performance Period. Awards of Performace Shares expressed in dollars may be established as fixed dollar amounts, as a percentage of salary, as a percentage of a pool based on earnings of the Company, a Subsidiary or Subsidiaries or any branch, department or other portion thereof or in any other manner determined by the Committee in its discretion, provided that the amount thereof shall be capable of being determined as a fixed dollar amount as of the close of the Performance Period.

1.18 Performance Target means that level of performance established by the Committee which must be met in order for an award of Performance Shares to be fully earned. The Performance Target may be expressed in terms of earnings per share, return on assets, asset growth, ratio of capital to assets or such other level or levels of accomplishment by the Company, a Subsidiary or Subsidiaries, any branch, department or other portion thereof or the Participant individually as may be established or revised from time to time by the Committee.

1.19. Plan means the Blimpie International, Inc. Omnibus Stock Incentive Plan.

1.20. Restricted Shares means shares of Common Stock awarded to a Participant under Article VII. Shares of Common Stock shall cease to be Restricted Shares when, in accordance with the terms of the applicable Agreement, they become transferable and free of substantial risks of forfeiture.

1.21. Retirement means a Termination of Employment by reason of a Participant=s cessation of employment (or, in the case of a non-employee director, the cessation of his or her tenure as such), other than by reason of a Total Disability or Termination for Cause.

1.22. SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the Date of Exercise over the Initial Value. References


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to "SARs" include both Corresponding SARs and SARs granted independently of
Options, unless the context requires otherwise.

1.23. Subsidiary means any "subsidiary corporation" as such term is defined in Code section 424.

1.24 Termination of Employment means with respect to (a) Participants who are employees of the Company or a Subsidiary, the time when the employee-employer relationship between the Participant and the Company ceases to exist for any reason including, but not limited to termination by resignation, discharge, death, Total Disability or Retirement; and (b) Participants who are non-employee directors, the time when the Participant ceases to be a director by reason of his or her resignation, failure to stand for re-election or dismissal.

1.25 Termination for Cause means an Involuntary Termination of a Participant:
(a) if the Participant has a written employment agreement with the Company or any Subsidiary, "for cause" as that or a similar term is defined in the employment agreement; or (b) if the Participant does not have a written employment agreement with the Company or any Subsidiary, by reason of (i) the Participant=s dishonesty or misconduct (including substance abuse) in the performance of his or her duties; or (ii) a wilful failure by the Participant to perform his or her assigned duties which adversely affects the Company; of (iii) the conviction of the Participant of a felony or other criminal act. All determinations of whether or not a Termination for Employment is "for cause" will be made by the Committee in its sole and absolute discretion.

1.26 Total Disability means the inability of a Participant to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. All determinations as to the date and extent of disability of a Participant will be made by the Committee in its sole and absolute discretion.

1.27 Non-Employee Director means a director who:

      (a) is not currently an officer of the Company or a parent or subsidiary of the Company, or otherwise currently employed by the Company or a parent or subsidiary of the Company;

      (b) does not receive compensation, either directly or indirectly, for services rendered as a consultant or in any capacity other than as a director, except for an amount which does not exceed the dollar amount for which disclosure would be required pursuant to any provision of Regulations S-K promulgated by the Commission;


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      (c) does not possess an interest in any other transaction for which disclosure would be required by any provision of said Regulation S-K; and

      (d) is not engaged in a business relationship for which disclosure would be required by any provision of said Regulation S-K.

                                   ARTICLE II

                                    PURPOSES

      The Plan is intended to assist the Company in recruiting and retaining employees and directors with ability and initiative by enabling them to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Restricted Shares, the award of Performance Shares, the grant of SARs, and the grant of both Incentive Stock Options and Nonstatutory Options. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                                   ARTICLE III

                                 ADMINISTRATION

      Except as provided in this Article III, the Plan shall be administered by the Committee. The Committee shall have authority to award Restricted Shares and Performance Shares and to grant Options and SARs upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of Restricted Shares. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised or the time at which Restricted Shares may become transferable or nonforfeitable. In addition the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, or Option, SAR, Restricted Share award or


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Performance Share award. All expenses of administering this Plan shall be borne by the Company.

      The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee's authority and duties with respect to Participants who are not subject to the reporting and other provisions of
Section 16 of the Securities Exchange Act of 1934, as in effect from time to time (the "Exchange Act"). In the event of such delegation, and as to matters encompassed by the delegation, references in the Plan to the Committee shall be interpreted as a reference to the Committee's delegate or delegates. The Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

      In addition to, and not in substitution or replacement of, the powers and authority conferred upon the Committee pursuant to this Plan, the Board shall also be entitled to award Restricted Shares or Performance Shares and/or to grant one or more Options, SARs, or Options and SARs to any eligible Participant, and when it makes such awards and/or grants, all of the provisions of this Plan which pertain to the Committee shall be construed as though the word "Board" appeared in place of the word "Committee," and the Board shall have, and shall be entitled to exercise, all of the powers and authority conferred upon the Committee when making, amending, modifying canceling, settling or rescinding any of such awards and/or grants.

                                   ARTICLE IV

                                   ELIGIBILITY

4.01. General. Any employee of the Company or of any Subsidiary (including any corporation that becomes a Subsidiary after the adoption of this Plan) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed or can be expected to contribute to the profits or growth of the Company or a Subsidiary. Any such employee may be awarded Restricted Shares or Performance Shares or may be granted one or more Options, SARs, or Options and SARs. A director of the Company who is an employee of the Company or a Subsidiary, and a non-employee director of the Company or a Subsidiary, may be awarded Restricted Shares and Performance Shares and may be granted Options or SARs under this Plan. Further, the Committee may from time to time in its sole discretion award Restricted Shares and Performance Shares and may grant Options or SARs to non-employees or non-key employees in conjunction with mergers and acquisition transactions.

4.02. Grants. The Committee will designate individuals to whom Restricted


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Shares and Performance Shares are to be awarded and to whom Options and SARs are to be granted and will specify the number of shares of Common Stock subject to each award or grant. An Option may be granted with or without a related SAR. The Committee may grant Incentive Stock Options and Nonstatutory Options to the same Participant, but not in tandem. A SAR may be granted with or without a related Option. All Restricted Shares and Performance Shares awarded, and all Options and SARs granted, under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Committee may adopt. No Participant may be granted Incentive Stock Options or related SARs (under all Incentive Stock Option plans of the Company and its Subsidiaries) which are first exercisable in any year for Common Stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000.

                                    ARTICLE V

                          COMMON STOCK SUBJECT TO PLAN

5.01. Source of Shares. Upon the award of Restricted Shares and when a Performance Share is earned, the Company may issue authorized but unissued shares of Common Stock. Upon the exercise of an Option or SAR, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), authorized but unissued Common Stock.

5.02. Maximum Number of Shares. The maximum aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Options and SARs and the award of Restricted Shares and the settlement of Performance Shares under this Plan is 500,000, subject to increases and adjustments as provided in this
Article V and Article IX.

5.03. Replenishment. The maximum number of shares authorized for issuance under this Plan pursuant to Section 5.02 shall be increased each year by 8% (the "Replenishment Percentage") of the amount, if any, by which the total number of shares of Common Stock outstanding as of the last day of the Company's fiscal year exceeds the total number of shares of Common Stock outstanding as of the first day of such fiscal year. Provided, however, that in no event shall the total number of shares authorized for issuance under this Plan exceed 8% of the authorized and outstanding shares of Common Stock as of the time of any replenishment adjustment. The issuance of shares of Common Stock under this Plan and the application of Article IX shall be disregarded for purposes of applying the preceding sentence. This Section 5.03 shall first apply with respect to the fiscal year of the Company beginning on July 1, 1996.

5.04 Forfeitures, etc. If an Option or SAR is terminated, in whole or in part for any


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reason other than its exercise, the number of shares of Common Stock allocated to the Option or SAR or portion thereof may be reallocated to other Options, SARs granted, or Restricted Shares and Performance Share awards to be granted under this Plan. Any Restricted Shares that are forfeited or Performance Shares that are unearned may be reallocated to other Options or SARs granted, or Restricted Shares awarded, under this Plan.

                                   ARTICLE VI

                      OPTIONS AND STOCK APPRECIATION RIGHTS

6.01 Nonstatutory Options. The Committee may grant Nonstatutory Options under this Plan. Such Nonstatutory Stock Options must comply with all applicable requirements of this Plan except for those which pertain solely to Incentive Stock Options.

6.02 Incentive Stock Options. The Committee may grant Incentive Stock Options under this Plan which shall comply with all of the restrictions and limitations set forth in Section 422 of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a Nonstatutory Stock Option.

6.03 Vesting of Options. The Participant=s Agreement shall specify the date or dates on which the Participant may begin to exercise all or a portion of his Option. Subsequent to such dates or dates, the Option shall be deemed "vested." Notwithstanding the terms of any Agreement, the Committee at any time may accelerate such date or dates and otherwise waive or amend any conditions of the grant.

6.04 Grant and Exercise of SARs. SARs may be granted to Participants by the Committee independently of any Option granted pursuant to this Article or as a Corresponding SAR. In the case of a Corresponding SAR granted in tandem with a Nonstatutory Option, such SAR may be exercised either at or after the time of the exercise of such Nonstatutory Option. In the case of a Corresponding SAR granted in tandem with an Incentive Stock Option, such SAR may be exercised only at the time of the exercise of such Incentive Stock Option.

A Corresponding SAR, shall terminate and no longer be exercisable upon the termination or exercise of related Option. However, if a Corresponding SAR is granted with respect to less than the full number of shares covered by a related Option, such SAR shall terminate only if and to the extent that the number of shares covered by the exercise or termination of the related Option exceeds the number of shares not covered by such SAR.


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

6.05 Exercise of Options and SARs Conditioned on Continuous Employment. Except as otherwise provided in this Plan or by the Compensation Committee, no Participant may exercise an Option or SAR unless at the time of exercise he or she has been continuously in the employ of the Company or a Subsidiary since the date of grant thereof.

6.06 Terms and Conditions of Stock Appreciation Rights. SARs shall be subject to such terms and conditions as shall be determined from time to time by the Committee and embodied in the Agreements and in procedures established by the Committee. The Committee at any time may accelerate the exercisability of any SAR and otherwise waive or amend any conditions of the grant of a SAR.

6.07. Maximum Option or Stock Appreciation Right Period. The maximum period in which an Option or SAR may be exercised shall be determined by the Committee on the date of grant except that no Option that is an Incentive Stock Option and any Corresponding SAR that relates to such Option shall be exercisable after the expiration of ten years from the date the Option or SAR was granted. The terms of any Option or SAR may provide that it is exercisable for a period less than such maximum period.

6.08 Option Exercise Price. The price per share for Common Stock purchased on the exercise of an Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted.

6.09. Payment of Option Exercise Price. Unless otherwise provided by the Agreement, payment of the Option exercise price shall be made in cash or a cash equivalent acceptable to the Committee. If the Agreement so provides, payment of all or part of the exercise price may be made by surrendering shares of Common Stock to the Company. If Common Stock is used to pay all or part of the exercise price, the shares surrendered must have a Fair Market Value (determined as of the day preceding the Date of Exercise) that is not less than such price or part thereof.

6.10. Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR. At the Committee's discretion, the amount payable as a result of the exercise of a SAR may be settled in cash, Common Stock, or a combination of cash and common Stock. A Fractional share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.11 Reload Options. The Committee shall have the authority to specify at the time of grant that a Participant shall be granted another Option (a "Reload Option") in the event such Participant exercises all or part of a Nonstatutory Option (an "Original Option") by surrendering in accordance with Section 6.08 hereof already owned shares of Common Stock in full or partial payment of the exercise price under such Original Option, subject to the availability of shares of Common Stock


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under the Plan at the time of exercise. Each Reload Option shall cover a number of shares of Common Stock equal to the number of shares of Common Stock surrendered in payment of the exercise price, shall have an exercise price per share of Common Stock equal to the Fair Market Value of the Common Stock on the date of grant of such Reload Option and shall expire on the stated expiration date of the Original Option. A Reload Option shall be exercisable at any time and from time to time from and after the date of grant of such Reload Option (or, as the Committee, in its sole discretion, shall determine at the time of grant, at such time or times as shall be specified in the Reload Option); provided, however, that a Reload Option granted to a Participant subject to the provisions of Section 16(b) of the Exchange Act shall not be exercisable during the first six months from the date of grant of such Reload Option. The first such Reload Option may provide for the grant, when exercised, of one subsequent Reload Option to the extent and upon such terms and conditions, consistent with this Section 6.11, as the Committee, in its sole discretion, shall specify at or after the time of grant of such Reload Option. A Reload Option shall contain such other terms and conditions which may include a restriction on the transferability of the number of shares of Common Stock received upon exercise of the Original Option reduced by a number of shares equal in value to the tax liability incurred upon exercise as the Committee, in its sole discretion, may deem desirable which may be set forth in the Agreement evidencing the Reload Option.

6.12. Nontransferability. Any Option or SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. During the lifetime of a Participant to whom an Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.13 Cancellation and New Grant of Options. The Committee shall have the authority to effect, at any time, and from time to time, with the consent of the affected Participants, the cancellation of any or all outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock having an Option exercise price per share which may be lower or higher than the exercise price per share of the canceled Options.

6.14. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to an Option or SAR until the Date of Exercise of such Option or SAR.

6.15 Retirement of Holder of Options or Stock Appreciation Rights. If there is a Termination of Employment of a Participant to whom an Option and/or SAR has


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been granted due to Retirement, each Incentive Stock Option held by the retired
Participant, whether or not then vested, may be exercised until the earlier of
(a)jthe end of the three month period immediately following the date of such Termination of Employment; or (b)jthe expiration of the term specified in the Option or SAR. In the case of a Nonstatutory Option, there shall be substituted the words, "the end of the twelve month period" for the words "the end of the three month period" in the immediately preceding sentence.

6.16 Total Disability of Holder of Options or Stock Appreciation Rights. If there is a Termination of Employment of a Participant to whom an Option and/or a SAR has been granted by reason of his or her Total Disability, each Option and/or SAR held by the Participant, whether or not then vested, may be exercised until the earlier of: (a)jthe end of the twelve month period immediately following the date of such Termination of Employment; or (b)jthe expiration of the term specified in the Option or SAR.

6.17 Death of Holder of Options or Stock Appreciation Rights. If there is a Termination of Employment of a Participant to whom an Option or SAR has been granted by reason of jhis or her death, or (b)jthe death of a former employee within three months following the date of his or her Retirement (or, in the case of a Non-statutory Option, within twelve months following the date of his or her Retirement), or (c) the death of a former employee within twelve months following the date of his or her Termination of Employment by reason of Total Disability, then each Option and SAR held by the person at the time of his or her death, whether or not then vested, may be exercised by the person or persons to whom the Option or SAR shall pass by will or by the laws of descent and distribution (but by no other persons) until the earlier of (i)jthe end of the twelve month period immediately following the date of death (or such longer period as is permitted by the Committee); and (ii)jthe expiration of the term specified in the Option or SAR.

6.18 Termination of Employment for Cause: Voluntary Termination Prior to Retirement. If there is a Termination of Employment for Cause of a Participant to whom an Option or SAR has been granted under this Plan, or if a Participant voluntarily terminates his or her employment prior to Retirement (other than by reason of Total Disability), then all Options and SARs held by such Participant, whether or not then vested, shall automatically be canceled at the time of such Termination of Employment and shall be of no further force or effect thereafter. This section shall not affect any Common Stock acquired by the Participant upon exercise of Options or SARs prior to such Termination of Employment by the Participant.


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                                   ARTICLE VII

                             RESTRICTED SHARE AWARDS

7.01. Award. In accordance with the provisions of this Article VII, the Committee will designate each individual to whom an award of Restricted Shares is to be made and will specify the number of shares of Common Stock covered by the award.

7.02. Vesting. The Committee, on the date of the award, may prescribe that a Participant's rights in the Restricted Shares shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Subsidiaries before the expiration of a stated term or if the Company and its Subsidiaries or the Participant fail to achieve stated objectives.

7.03. Shareholder Rights; Escrow. Prior to their forfeiture in accordance with the terms as the Agreement and while the shares are Restricted Shares, a Participant will have all rights of a shareholder with respect to Restricted Shares, including the right to receive dividends and vote the shares; provided, however, that (a) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Shares, (b)jthe Company shall retain custody of the certificates evidencing Restricted Shares and (c) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each award of Restricted Shares. The limitations set forth in the preceding sentence shall not apply after the shares cease to be Restricted Shares.

7.04 Restricted Share Agreement. Restricted Share awards shall be evidenced by an Agreement in the form prescribed by the Committee which shall set forth such terms, conditions and restrictions as the Committee in its discretion deems appropriate. Restricted Share awards shall be effective only upon execution of the applicable Agreement on behalf of the Company by the Chief Executive Officer (if other than the President), the President or any Vice President, and by the Participant.

                                  ARTICLE VIII

                            PERFORMANCE SHARE AWARDS

8.01 Award. The Committee may award Performance Shares which shall be earned by a Participant based on the level of performance over a specified period of time by the Company, a Subsidiary or Subsidiaries, any branch, department or other portion thereof or the Participant individually, as determined by the Committee.


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8.02 Procedure for Earning Award. A Participant shall earn awarded Performance
Shares in full by meeting the Performance Target for the Performance Period. If the Minimum Target has not been attained at the end of the Performance Period, no part of the Performance Share shall have been earned by the Participant. If the Minimum Target is attained but the Performance Target is not attained, the portion of the Performance Share award earned by the Participant shall be determined on the basis of a formula established by the Committee.

8.03 Adjustments to Awards. At any time prior to the end of a Performance Period, the Committee may adjust downward (but not upward) the Performance Target and/or the Minimum Target as a result of major events unforeseen at the time of the Performance Share award, such as changes in the economy, the industry, laws affecting the operations of the Company or a Subsidiary or any other event the Committee determines would have a significant impact upon the probability of attaining the previously established Performance Target.

8.04 Payment of Awards. Payment of earned Performance Shares shall be made to Participants following the close of the Performance Period as soon as practicable after the time the amount payable is determined by the Committee. Payment in respect of earned Performance Shares, whether expressed in dollars or shares, may be made in cash, in shares of Common Stock, or partly in cash and partly in shares of Common Stock, as determined by the Committee at the time of payment. For this purpose, Performance Shares expressed in dollars shall be converted to shares, and Performance Shares expressed in shares shall be converted to dollars, based on the Fair Market Value of the Common Stock as of the date the amount payable is determined by the Committee.

8.04 Effects of Termination of Employment. If prior to the close of the Performance Period the employment of a Participant who received an award of Performance Shares is voluntarily terminated with the consent of the Company or a Subsidiary or the Participant retires, or if the Participant dies during employment, the Committee may in its absolute discretion determine to pay all or any part of the Performance Share award based upon the extent to which the Committee determines the Performance Target or Minimum Target has been achieved as of the date of termination of employment, retirement or death, the period of time remaining until the close of the Performance Period and/or such other factors as the Committee may deem relevant. If the Committee in its discretion determines that all or any part of the Performance Share award shall be paid, payment shall be made to the Participant or his or her estate as promptly as practicable following such determination and may be made in cash, in shares of Common Stock, or partly in cash and partly in shares of Common Stock, as determined by the Committee at the time of the payment. For this purpose, Performance Shares expressed in dollars shall be converted to shares, and Performance Shares expressed in shares shall be converted to dollars, based on the Fair Market Value of the Common Stock as of the


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

date the amount payable is determined by the Committee.

      If, prior to the close of a Performance Period, a Termination of Employment of a Participant who received an award of Performance Shares occurs for any reason other than voluntary termination with the consent of the Company or a Subsidiary, Retirement or death, the Performance Shares of the Participant shall be deemed not to have been earned, and no portion of such Performance Shares may be paid. Whether Termination of Employment is a voluntary termination with the consent of the Company or a Subsidiary shall be determined, in its discretion, by the Committee. Any determination by the Committee on any matter with respect to Performance Shares shall be final and binding on both the Company and the awardee.

8.05 Performance Share Agreement. Performance Share awards shall be evidenced by an Agreement in the form prescribed by the Committee which shall set forth the amount or manner of determining the amount of the Performance Shares, the Performance Period, the Performance Target and any Minimum Target and such other terms and conditions as the Committee in its discretion deems appropriate. Performance Share awards shall be effective only upon execution of the applicable Performance Share Agreement on behalf of the Company by the Chief Executive Officer (if other than the President), the President or any Vice President, and by the Participant.

                                   ARTICLE IX

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

      The maximum number of shares that may be issued pursuant to the exercise of Options and SARs and the award of Restricted Shares and the settlement of Performance Shares under this Plan and the Replenishment Percentage in Section
5.03 shall be proportionately adjusted, and the terms of outstanding Restricted Share awards, Performance Share Awards, Options, and SARs shall be adjusted, as the Committee shall determine to be equitably required in the event that (a) the Company (i)jeffects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Code section 424 applies or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any determination made under this
Article IX by the Committee shall be final and conclusive.

      The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company


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

convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding awards of Restricted Shares, Performance Shares, Options or SARs.

      The Committee may award Restricted Shares and Performance Shares, may grant Options, and may grant SARs in substitution for stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Subsidiary in connection with a transaction described in the first paragraph of this Article IX. Notwithstanding any provision of the Plan (other than the limitations of Article V), the terms of such substituted Restricted Share and Performance Share awards and Option or SAR grants shall be as the Committee, in its discretion, determines is appropriate.

                                    ARTICLE X

              COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

      No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which Restricted Shares are awarded, Performance Shares were earned or for which an Option or SAR is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

                                   ARTICLE XI

                               GENERAL PROVISIONS

11.01. Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or a Subsidiary or in any way affect any right and power of the Company or a Subsidiary to terminate the employment of any employee at any time with or without assigning a reason therefor.

11.02. Unfunded Plan. The Plan, insofar as it provides for grants and awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants or awards under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Subsidiary

11.03. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

11.04. Employee Status. For purposes of determining the applicability of Code section 422 (relating to Incentive Stock Options), or in the event that the terms of any Option or SAR provide that it may be exercised or that awards of Restricted Shares or Performance Shares may become vested or earned only during employment or within a specified period of time after Termination of Employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

11.05 Tax Withholding. Each Participant shall, no later than the date as of which the value of a grant of an Option or SAR, or an award of any Restricted Shares or Performance Shares or other amount received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Committee may permit payment of such taxes to be made through the tender of cash or Common Stock, the withholding of Common Stock or cash to be received through grants or awards of any other arrangement satisfactory to the Committee. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

11.06 Indemnification. No member of the Board or the Committee shall be liable for any action or determination taken or made in good faith with respect to this Plan nor shall any member of the Board or the Committee be liable for any Agreement issued pursuant to this Plan or any grants or awards made under it. Each member of the Board and the Committee shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his or her action constitutes serious and willful misconduct.

11.07 Other Compensation Plans. The adoption of the Plan shall not affect any other existing or future incentive or compensation plans for directors, officers or employees of the Company or its Subsidiaries. Moreover, the adoption of this Plan shall not preclude the Company or its Subsidiaries from: (a) establishing any other forms for incentive or other compensation for directors, officers or employees of the Company or its Subsidiaries; or (b) assuming any forms of incentives or other compensation of any person or entity in connection with the acquisition or the business or assets, in whole or in part, of any person or entity.

11.08 Non-Contravention of Securities Laws. Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

11.09 Unenforceability of a Particular Provision. The unenforceability of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such unenforceable provision were omitted.

                                   ARTICLE XII

                                    AMENDMENT

      The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding Restricted Share or Performance Share award or under any Option or SAR outstanding at the time such amendment is made.

                                  ARTICLE XIII

                                DURATION OF PLAN

      No Restricted Shares or Performance Shares may be awarded and no Option or SAR may be granted under this Plan after June 30, 2000. Restricted Share and Performance Share awards and Option and SAR grants made before that date shall remain valid in accordance with their terms.

      Restricted Shares and Performance Shares may be awarded and Options and SARs may be granted under this Plan upon its adoption by the Board, provided that no Restricted Share or Performance Share award, or Option or SAR grant will be effective unless this Plan is approved by a majority of the Company's shareholders voting either in person or by proxy at a duly held shareholders' meeting within twelve months of such adoption.


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